UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

July 27, 2005

Date of Report (Date of earliest event reported)

DJ ORTHOPEDICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-16757	33-0978270
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2985 Scott Street Vista, California		92081
(Address of principal executive offices)		(Zip Code)

(800) 336-5690

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

a)              On July 27, 2005, the Compensation Committee of dj Orthopedics, Inc., (“Company”) Board of Directors approved the adoption of the dj Orthopedics Executive Deferred Compensation Plan (“the Plan”) and the related Trust Agreement between dj Orthopedics, LLC., and Fidelity Management Trust Company (the “Trust”). The following description of the Plan and Trust does not purport to be complete and is qualified in its entirety by Exhibits 10.1 and 10.2, which are incorporated herein by reference.

The Plan and Trust are administered by Fidelity Management Trust Company. The Plan provides a select group of management and highly compensated employees and members of the Board of Directors of the Company with the opportunity to defer the receipt of certain cash compensation. The Company may provide matching and/or discretionary contributions at any time and from time to time but is not obligated to make such contributions.  The contributions of participants and the Company (if any) will be deposited into the Trust for investment and eventual benefit payment.  The obligations of the Company under the Plan will be unsecured obligations to pay deferred compensation in the future from the assets of the Trust. Participants will have the status of unsecured general creditors with respect to the benefit obligations of the Plan, and the assets set aside in the Trust for those benefits will be available to creditors of the Company in the event of bankruptcy or insolvency.

Each participant may elect to defer under the Plan all or a portion of his or her cash compensation that may otherwise be payable in a calendar year. A participant’s compensation deferrals are credited to the participant’s account (the “Account”) under the Plan and the Trust.  Each participant may elect to have the amounts in the Account invested in one or more investment options available under the Plan, which investment options are substantially the same investment options available to participants in the Company’s 401(k) Savings Plan.   A participant’s eventual benefit will depend on his or her level of contributions and the investment performance of the particular investment options selected.

With certain exceptions, deferred compensation benefits will be paid the earlier of: (1) a fixed payment date, as may be elected by the participant; or (2) the first day of the seventh month following the participant’s separation from service with the Company. Participants may generally elect that payments be made in a single sum or installments. The participant may not elect to receive an acceleration of payments, except upon an unforeseeable emergency subject to the limitations provided within Internal Revenue Code Section 409A and regulations thereunder, prior to the date or schedule specified by the participant at the time of deferral.

The amounts of the deferred compensation benefits are not determinable because the amount will vary depending upon the level of contributions and the investment return. The duration of the Plan is indefinite (subject to the Company’s ability to amend or terminate the Plan).

b)             Bonuses were awarded on July 29, 2005 under the 2005 management incentive bonus plan for the second quarter of 2005. Under that plan, management of dj Orthopedics, Inc. (the “Company”), including executive officers, are eligible for quarterly bonuses if operating targets are met by the Company for the quarter and the plan participant meets individual performance goals. Up to 12.5% of each participant’s target bonus can be awarded each quarter. The following executive officers were awarded the bonuses set forth after his or her name, and each such bonus amount represents 12.5% of the individual’s target bonus for the full year:

i.	Leslie H. Cross, President and Chief Executive Officer	$31,875.00
ii.	Vickie Capps, Senior Vice President and Chief Financial Officer	$17,187.50
iii.	Luke Faulstick, Senior Vice President – Operations.	$17,187.50
iv.	Louis Ruggiero, Senior Vice President – Sales and Marketing.	$17,187.50
v.	Donald M. Roberts, Senior Vice President, General Counsel and Secretary	$15,625.00

Item 9.01. Financial Statements and Exhibits.

(c)          Exhibits.

Exhibit No.	Document
10.1	dj Orthopedics Executive Deferred Compensation Plan and related Adoption Agreement

10.2	Trust Agreement between dj Orthopedics, LLC and Fidelity Management Trust Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DJ ORTHOPEDICS, INC.

(Registrant)

Date	August 2, 2005	BY:	/s/ VICKIE L. CAPPS
Vickie L. Capps
Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)